Exhibit 10.1

March 29, 2019

Michael Ciraolo, J.D., Ph.D.

10 Northfield Lane

Saint James, NY 11780

Via email: Michael.ciraolo@gmail.com

Re:	Employment Offer Letter

Dear Michael:

On behalf of Neurotrope (“Neurotrope” or the “Company”), I am pleased to offer you employment with Neurotrope under the terms and conditions set forth in this letter (the “Agreement”). If you sign and return the Agreement to me, it will become effective as of your first day of employment with the Company, April 1, 2019 (the “Effective Date”). By signing this Agreement, in consideration of your employment, you (“Employee”) and the Company agree as follows:

1.       Position of Employment. Neurotrope will employ you in the position of General Counsel and Chief Operating Officer of Neurotrope and, in that position, Employee will report directly to the Chief Executive Officer (“CEO”) of Neurotrope.

2.       Term of Employment. You will be employed by the Company on an “at-will” basis. This means that the Company may terminate Employee’s employment for any reason, at any time, with or without cause. Similarly, Employee is free to resign at any time, for any reason or for no reason. Employee’s compensation in the event of termination or resignation shall be in accordance with Section 4 of this Agreement.

3.       Compensation and Benefits.

A.       Base Salary. Employee shall initially be paid a base salary of $335,000 in cash annually by Neurotrope, to be paid in accordance with Neurotrope’s regular payroll policies but no less frequently than twice per month ("Base Salary"). Employee’s Base Salary shall be reviewed annually or periodically in accordance with Neurotrope’s normal compensation review cycle, but any increase above the amounts herein specified shall be in the sole discretion of Neurotrope’s CEO and the Board of Directors (Compensation Committee) and nothing herein shall be deemed to require any such increase.

B.        Annual Bonuses. Employee shall be eligible to earn an annual bonus (the “Annual Bonus”) targeted at 30% of Employee’s Base Salary in effect at the time of payment. The Annual Bonus is not guaranteed, with the decision whether to award Employee such bonus and the amount of such bonus, if any, being in the sole and absolute discretion of Neurotrope’s CEO and the Board of Directors (Compensation Committee). The Annual Bonus, if any, will be paid when such bonuses are paid to similarly situated employees of the Company. In order to receive the Annual Bonus, Employee must be employed by Neurotrope on the date of payment of such bonus.

1185 Avenue of the Americas, 3rd Floor New York, NY 10036	-1- www.neurotrope.com	(973) 242.0005

C.       Equity. Subject to the approval of the Board or the Compensation Committee of the Board, as applicable, at the next meeting of the Board or the Compensation Committee of the Board following the Effective Date, you will be issued an option to purchase 100,000 shares of the Company’s common stock (“Options”) pursuant to the Company’s 2017 Equity Incentive Plan (as amended from time to time the “Plan”). Twenty five percent (25%) of your stock options will vest immediately and the remaining 75 percent (75%) of your stock options will vest in substantially equal monthly installments (rounded down to the nearest whole number) over a period of two years as measured from the Effective Date, subject to your continued employment through the vesting date, provided, however, that if a Change of Control (as such term is defined in the Plan) occurs while you are employed by the Company all Options shall vest upon the Change of Control. The exercise price per share for the Options will be the per share fair market value of the Company’s common stock on the date of grant, as determined by the Board in accordance with the Plan. The Options and any additional stock options will be subject to the terms and conditions of the Company’s form of option agreement and the Plan.

D.       Employee Benefits. Employee shall be eligible to participate in all employee benefit plans, policies, programs, or privileges made available to employees of Neurotrope generally or to executive officers of Neurotrope. The terms and conditions of Employee's participation in Neurotrope's employee benefit plans, policies, programs, or privileges shall be governed by the terms and conditions or practices of each such plan, policy, or program, or privilege, each of which may be terminated or amended at any time in the Company’s sole discretion.

E.        Annual Vacation. Employee shall be entitled to twenty (20) business days of paid vacation during each year of this Agreement. Employee may be absent from his employment for vacation at such times as are pre-approved by the CEO. Unused vacation shall not be carried over into the next year, and any unused vacation shall be forfeited upon termination for any reason.

4.       Termination of Employment. If the Employee’s employment is terminated for any reason or if the Employee resigns, the Company will pay to the Employee all accrued but unpaid Base Salary as of the date of termination, and reimbursement for any properly incurred but unreimbursed business expenses. In addition:

A.       Termination by Neurotrope Without Cause. If the Company terminates the Employee’s employment without Cause (and other than due to Employee’s death or because the Employee is no longer able to perform the essential duties of his position, with or without a reasonable accommodation, as a result of any physical or mental condition), the Company will pay the Employee 1/12th of his Base Salary for the Severance Period (as defined below).

B.       Termination by Employee for Good Reason. If the Employee resigns for Good Reason, the Company the Company will pay the Employee 1/12th of his Base Salary for the Severance Period. Any notice of resignation for Good Reason must be given to the Company no later than thirty (30) days following the initial occurrence of the condition constituting Good Reason, and the last date of employment if the Company fails to cure the condition shall be the sixty-first day following the Company’s receipt of such written notice.

1185 Avenue of the Americas, 3rd Floor New York, NY 10036	-2- www.neurotrope.com	(973) 242.0005

C.       The Employee’s receipt of the benefits set forth in this Section 4 are conditioned upon the Employee’s executing (and not revoking) no later than the 60th day following the Employee’s last date of employment a form of separation agreement containing a general release of claims to be provided by the Company.

D.         Definitions: For purposes of this Section 4:

“Cause” means any of the following actions by Employee: (i) indictment of any felony or any crime involving moral turpitude; (ii) fraud against the Company or any of its affiliates, or theft of, or maliciously intentional damage to, the property of the Company or any of its affiliates; (iii) breach of Executive’s fiduciary duties to the Company or any of its affiliates or misconduct as an employee of the Company that results in economic detriment to the Company or any of its affiliates; (iv) conduct which, in the reasonable opinion of the Company’s CEO, brings or is likely to bring Employee, the Company or any or any of its affiliates into disrepute; (v) breach of Company policies, including without limitation risk management policies and procedures, codes of conduct and ethical standards in the performance of Employee’s duties; (vi) neglect or unreasonable refusal to perform the material duties and responsibilities assigned to Employee by the CEO or the Board; (vii) performance of Employee’s job responsibilities at a level below the standards or requirements set by the CEO or the Board; or (viii) breach by Employee of any provision of the Employee Confidentiality and Inventions Agreement.

“Good Reason” means a termination of employment by Employee for one or more of the following reasons that remains uncured by the Company for a period of thirty (30) days following the Company’s receipt of written notice from the Employee setting forth the circumstances constituting Good Reason: (i) a material negative change in Employee’s reporting structure such that Employee no longer reports directly to the CEO; (ii) a material reduction at any time in Employee’s then current Base Salary; (iii) a material diminution in the Employee’s authority, duties or responsibilities; or (iv) Company’s insistence that Employee perform or condone any illegal conduct.

“Severance Period” means (i) if no Change of Control has occurred (A) three (3) months if the termination date is prior to the first anniversary of the Employee’s start of employment with the Company, (B) six (6) months if the termination date is after first anniversary of the Employee’s start of employment with the Company but before the second anniversary of such date, or (C) nine (9) months if the termination date is after the second anniversary of the Employee’s start of employment, and (ii) if a Change of Control has occurred as of the termination date, twelve (12) months.

5.	General Provisions.

A.          Representations. In making this offer of employment, the Company has relied on Employee’s representations that (a)  Employee is not subject to any non-competition arrangement or other restrictive covenants that might affect his employment by the Company as contemplated by this Agreement, (b) Employee shall not disclose to the Company any proprietary or confidential information belonging to any other party, (c)  Employee is free to accept this offer of employment and to perform the duties contemplated herein and commensurate with the offered position and (d) Employee’s employment with the Company will not violate or conflict with any other obligation or arrangement to which Employee is a party.

1185 Avenue of the Americas, 3rd Floor New York, NY 10036	-3- www.neurotrope.com	(973) 242.0005

B.       Notices. All notices and other communications required or permitted by this Agreement to be delivered to Neurotrope or the Company or Employee to the other party shall be delivered in writing to the address shown below, either personally, by electronic mail, or by registered, certified, or express mail, return receipt requested, postage prepaid, to the address for such party specified below or to such other address as the party may from time to time advise the other party in writing in the same manner as set forth in this Section 5.B., and shall be deemed given and received as of actual personal delivery, on the first business day after the date of delivery shown on any such electronic mail or facsimile transmission or upon the date or actual receipt shown on any return receipt if registered, certified, or express mail is used, as the case may be.

Company:

Charles Ryan, J.D., Ph.D.

Chief Executive Officer

Neurotrope

1185 Avenue of the Americas

New York, NY 10036

cryan@ntrpbio.com

Employee:

Michael Ciraolo, J.D., Ph.D.

10 Northfield Lane

Saint James NY 11780

michael.ciraolo@gmail.com

C.        Amendments and Termination; Entire Agreement. This Agreement may not be amended or terminated except by a writing executed by all of the parties hereto. This Agreement, along with the Employee Confidentiality and Inventions Agreement, constitutes the entire agreement of the Company and Employee relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

D.       Successors and Assigns. The rights and obligations of the parties hereunder are not assignable to another person without prior written consent; provided, however, that Company’s obligations hereunder shall be binding upon their successors and assigns.

E.       Severability; Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

1185 Avenue of the Americas, 3rd Floor New York, NY 10036	-4- www.neurotrope.com	(973) 242.0005

F.       Waiver of Rights. No waiver by Neurotrope, the Company or Employee of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

G.       Definitions; Headings; Number. A term defined in any part of this Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

H.       Counterparts. This Agreement may be executed in separate counterparts and by facsimile, electronic, or pdf, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument.

I.        Governing Laws; Forum. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of New York. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the state or federal courts of the State of New York.

J.       Section 409A.

i.                  For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time.

ii.                  Notwithstanding anything in this Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (a) the Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i), (b) amounts or benefits under this Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of the Employee’s “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h) and (c) the Employee is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Employee prior to the date that is six (6) months after the date of the Employee’s separation from service or, if earlier, the Employee’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

1185 Avenue of the Americas, 3rd Floor New York, NY 10036	-5- www.neurotrope.com	(973) 242.0005

iii.                  Each payment made under this Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to the Employee’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

IN WITNESS WHEREOF, Neurotrope, the Company and Employee have executed and delivered this Agreement as of the date first written above.

NEUROTROPE

/s/ Charles Ryan, J.D., Ph.D.	Date: March 29, 2019
Charles Ryan, J.D., Ph.D.
CEO, Neurotrope

Employee

/s/ Michael Ciraolo, J.D., Ph.D.	Date: March 29, 2019
Michael Ciraolo, J.D., Ph.D.

1185 Avenue of the Americas, 3rd Floor New York, NY 10036	-6- www.neurotrope.com	(973) 242.0005